                                                                    EXHIBIT 99.2


                          SHAREHOLDER VOTING AGREEMENT

         THIS SHAREHOLDER VOTING AGREEMENT dated as of November 24, 1998 (this "Agreement) is made by and among (i) Howard Amster, Robert M. Bloom, Cosmo Bordonaro, William Costaras, Jay A. Goldblatt, John C. Loring, Dennis E. Prots and Worth Wollpert (the "Director Shareholders"), each of whom is a director of Maple Leaf Financial, Inc., an Ohio corporation ("Maple Leaf"), and direct or indirect record owner with voting control of Class A and Class B common stock of Maple Leaf, each such class without par value (such classes of common stock of Maple Leaf being hereinafter sometimes referred to together as the "Maple Leaf Stock"), (ii) Bobbie Brooks, Incorporated Executive Officer & Key Employee Deferred Retirement Trust (the "Bobbie Brooks Trust") and The Clemmer Family Trust, Lloyd V. Clemmer, Jr., Trustee (the "Clemmer Family Trust"), each of whom is a record owner with voting control of Maple Leaf Stock, (iii) Betty L. Kimbrew, a director, President and principal executive officer of Maple Leaf and record owner with voting control of Maple Leaf Stock (Ms. Kimbrew is hereinafter sometimes referred to as the "Executive Officer Shareholder"), (iv) Tamra Gould, spouse of Director Howard Amster and direct or indirect record owner with voting control of Maple Leaf Stock (the Director Shareholders, the Bobbie Brooks Trust and the Clemmer Family Trust, the Executive Officer Shareholder and Tamra Gould are hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders"), (v) Maple Leaf and (vi) GLB Bancorp, Inc., an Ohio corporation ("GLB").

         WHEREAS, GLB and Maple Leaf are entering into an Agreement of Affiliation and Plan of Merger dated the date hereof (the "Merger Agreement"), which provides for the merger of Maple Leaf with and into GLB upon satisfaction of all of the conditions set forth in the Merger Agreement (the "Merger");

         WHEREAS, among other conditions, the Merger Agreement provides that it is a condition to the Merger that the shareholders of Maple Leaf approve the Merger Agreement at a special meeting of shareholders of Maple Leaf called for that purpose (such meeting, together with any adjournments thereof, the "Maple Leaf Meeting");

         WHEREAS, the Maple Leaf Stock consists of 18,000 authorized shares of Class A common stock, without par value, 18,000 authorized shares of Class B common stock, without par value, and 10,000 authorized shares of preferred stock, without par value, of which 7,210 shares of Class A common stock are issued and outstanding, 7,210 shares of Class B common stock are issued and outstanding and no shares of preferred stock are issued and outstanding, with Class A common stock being entitled to one vote per share and Class B common stock being entitled to twenty votes per share;

         WHEREAS, the Shareholders own or have the power to vote Class A common shares and Class B common shares of Maple Leaf Stock as follows:

                                                NUMBER OF SHARES OF MAPLE       PERCENTAGE OF OUTSTANDING
                                                    LEAF STOCK OWNED           MAPLE LEAF STOCK AND
                                                                            PERCENTAGE OF VOTING POWER
SHAREHOLDER                                  CLASS A         CLASS B
Howard Amster                                  1,928           1,928                    26.74%
Tamra Gould                                      487             487                      6.75
Robert M. Bloom                                  102             102                      1.40
Cosmo Bordonaro                                  367             367                      5.09
William Costaras                                 544             544                      7.54
Jay A. Goldblatt                                  38              38                       .52
John C. Loring                                    83              83                      1.15
Dennis E. Prots                                   74              74                      1.02
Worth Wollpert                                   170             170                      2.35
Bobbie Brooks Trust                              978             978                     13.56
Betty L. Kimbrew                                 224             224                      3.10
The Clemmer Family Trust                          26              26                      .36%
                                               -----         -------                  -------
                              TOTAL            5,021           5,021                    69.58%
                                               =====         =======                  =======

         WHEREAS, it is the belief of each Shareholder that the Merger is in the best interests of the Shareholders and Maple Leaf; and

         WHEREAS, GLB has made it a condition to entering into the Merger Agreement that the Shareholders shall have agreed to vote their Maple Leaf Stock in favor of the Merger.

         NOW, THEREFORE, in consideration of GLB and Maple Leaf entering into the Merger Agreement and to encourage GLB and Maple Leaf to enter into the Merger Agreement and complete the Merger, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE. Except as set forth in subparagraphs (i) and (ii) of subsection 5.1(a) of the Merger Agreement or in Section 2 below, each Shareholder agrees to vote the Maple Leaf Stock as follows, and to vote the Maple Leaf Stock of any person controlled by the Shareholder and any shares of Maple Leaf Stock hereafter acquired by the Shareholder or by any person controlled by the Shareholder as follows:

         (i) in favor of the adoption of the Merger Agreement at the Maple Leaf Meeting;

         (ii) against the approval of an Acquisition Transaction (as defined in the Merger Agreement); and

         (iii) against any other transaction that is inconsistent with the obligation of Maple Leaf to consummate the Merger in accordance with the Merger Agreement.

         2. LIMITATION ON VOTING POWER. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict a Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director of Maple Leaf with respect to any matter, including but not limited to, the management or operation of Maple Leaf.

         3. TERMINATION. This Agreement shall terminate on the earliest of:

         (i)      November 1, 1999;

         (ii)     the mutual consent of Maple Leaf, GLB and the Shareholders;

         (iii) the date on which the Merger Agreement is terminated in accordance with its terms; or

         (iv)     the date on which the Merger is consummated.

Upon any such termination, the obligations of each party to this Agreement shall be extinguished.

         4. REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE SHAREHOLDERS.

                  4.1 Each Shareholder hereby represents and warrants to GLB and Maple Leaf that:

                           (i) such Shareholder has the capacity and all necessary power and authority to vote the Shares;

                           (ii) this Agreement constitutes a legal, valid and binding obligation of the Shareholder;

                           (iii) this Agreement has been duly authorized, executed and delivered by the person executing this Agreement on behalf of the Shareholder; and

                           (iv) this Agreement shall apply to all additional shares of capital stock of Maple Leaf acquired by the Shareholder after the date of this Agreement.

                  4.2 Each Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of GLB, sell, pledge or otherwise voluntarily dispose of any of the shares owned by the Shareholder or take any other voluntary action that would have the effect of removing the Shareholder's power to vote the shares of Maple Leaf Stock or that would be inconsistent with this Agreement; provided that nothing herein shall prohibit a Shareholder from transferring such shares without consideration to such Shareholder's spouse, issue or other family members or a trust for the benefit of such Shareholder, spouse or issue or family members, or to a charity so long as such transferee acknowledges that such shares are and will remain subject to the provisions of this Agreement or voting rights are retained by such Shareholder.

         5. AFFILIATE'S AGREEMENT. Each Shareholder who is determined by Maple Leaf to be an affiliate of Maple Leaf in accordance with Section 5.13(a) of the Merger Agreement agrees to sign an agreement in the form of Exhibit 5.13(b) to the Merger Agreement.

         6. SPECIFIC PERFORMANCE. Each Shareholder hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that GLB and Maple Leaf shall be entitled to injunctive or other equitable relief upon such a breach by each Shareholder. Each Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that GLB and Maple Leaf may have against each Shareholder for any failure to perform the Shareholder's obligations under this Agreement.

         7. GOVERNING LAW. This Agreement shall be enforceable under and construed in accordance with the laws of the State of Ohio.

         8. REGISTRATION STATEMENT. Each of the Shareholders acknowledges that a Registration Statement on Form S-4 is in preparation and will be filed by GLB with the Securities and Exchange Commission. The Registration Statement will include a prospectus of GLB and a proxy statement of Maple Leaf, which proxy statement will be used to solicit proxies of shareholders of Maple Leaf for use at the Maple Leaf Meeting. Each of the Shareholders acknowledges and agrees that
(a) it is an accredited investor, within the meaning of Securities and Exchange Commission Rule 501(a), or it has had and continues to have, either alone or together with its representatives, (i) access to all of the information the Registration Statement and prospectus and proxy statement therein will provide and (ii) sufficient opportunity to make inquiries of GLB and Maple Leaf concerning such information, (b) on its own or together with its representatives, it is able to evaluate and has evaluated the merits and risks of approval of the Merger Agreement and the Merger contemplated thereby and investment in GLB common stock, without par value, and (c) each of GLB and Maple Leaf has relied and may rely upon these representations in connection with its execution of this Agreement.

         IN WITNESS WHEREOF, each Shareholder has executed this Agreement as of the date set forth in the first paragraph above.

SHAREHOLDERS:

/s/ Howard Amster                                           /s/ Tamra Gould
------------------------------------------                  ---------------------------------------
Howard Amster, Director                                     Tamra Gould

/s/ Robert M. Bloom                                         /s/ Cosmo Bordonaro
------------------------------------------                  ---------------------------------------
Robert M. Bloom, Director                                   Cosmo Bordonaro, Director

/s/ William Costaras                                        /s/ Jay A. Goldblatt
--------------------------------------------                ---------------------------------------
William Costaras, Director                                  Jay A. Goldblatt, Director

/s/ John C. Loring                                          /s/ Dennis E. Prots
---------------------------------------------               ----------------------------------------
John C. Loring, Director                                    Dennis E. Prots, Secretary and Director

/s/ Worth Wollpert                                          /s/ Betty L. Kimbrew
---------------------------------------------               ----------------------------------------
Worth Wollpert, Director                                    Betty L. Kimbrew, President and Director

BOBBIE BROOKS, INCORPORATED
EXECUTIVE OFFICER & KEY
EMPLOYEE DEFERRED RETIREMENT TRUST

/s/ Stephen R. Kalette
--------------------------------------------
By: Stephen R. Kalette, Trustee

THE CLEMMER FAMILY TRUST
/s Lloyd V. Clemmer, Jr.
--------------------------------------------
Lloyd V. Clemmer, Jr., Trustee

MAPLE LEAF FINANCIAL, INC.
By:      /s Betty L. Kimbrew
        ------------------------------------
         Betty L. Kimbrew, President

GLB BANCORP, INC.
By:      /s/ RICHARD T. FLENNER, JR.
         --------------------------------------------------------------
         Richard T. Flenner, Jr., President and Chief Executive Officer